EXHIBIT 99.1
COVANTA HOLDING CORPORATION REPORTS
2007 FOURTH QUARTER AND FULL-YEAR RESULTS
AND ESTABLISHES 2008 GUIDANCE
FAIRFIELD, NJ, February 26, 2008 – Covanta Holding Corporation (NYSE:CVA) (“Covanta” or the “Company”) reported financial results today for the three and twelve months ended December 31, 2007. Diluted earnings per share was $0.47 in the fourth quarter of 2007, which compares to diluted earnings per share of $0.08 in the prior year comparative period. For the full year 2007, diluted earnings per share was $0.85, up from $0.72 in the prior year.
Fourth Quarter Results
For the three months ended December 31, 2007, operating revenues grew 24 percent to $395 million, up from $318 million in the prior year comparative period. The increase was driven by construction revenues from the Hillsborough County facility expansion, revenue from domestic acquisitions completed in 2007, higher prices for domestic waste disposal services, and increased electricity sales at two facilities located in India.
Net income was $72 million for the quarter, up from $12 million in the prior year comparative period. This increase was impacted by lower interest expense, resulting from the recapitalization completed in early 2007, and a lower effective tax rate, driven primarily by the release of a valuation allowance. Cash Flow Provided by Operating Activities (“Operating Cash Flow”) was $98 million in the fourth quarter. Adjusted EBITDA at the Company’s principal subsidiary, Covanta Energy Corporation (“Covanta Energy”), was $155 million.
Full-Year 2007 Results
For the twelve months ended December 31, 2007, operating revenues rose 13 percent to $1.43 billion, up from $1.27 billion in 2006. The Company’s domestic segment operating revenues grew by 11 percent to $1.25 billion for the year, driven primarily by the Hillsborough County facility expansion, revenue from domestic acquisitions completed in 2007, higher pricing on recycled metal sales, and higher electricity rates. International revenues grew by 29 percent to $177 million primarily due to increased electricity sales at the two facilities in India.
Net income grew 23 percent to $131 million, up from $106 million in 2006. This increase was impacted by lower interest expense and a lower effective tax rate. Operating Cash Flow was $358 million for the year. Covanta Energy’s Adjusted EBITDA was $552 million.
The Company incurred $86 million of capital expenditures in 2007, which included $18 million related to the SEMASS fire and $12 million of capital improvements at facilities acquired during the year, and $55 million primarily to maintain existing facilities. In addition, the Company repaid $164 million of project debt and invested $110 million in acquisitions and $11 million in equity interests. In total, the Company reinvested all of its Operating Cash Flow back into the business.

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“2007 was a milestone year for Covanta, as we made significant progress towards our strategic goals,” said Anthony Orlando, President and Chief Executive Officer of Covanta. “We recapitalized our balance sheet to provide the financial flexibility to seize growth opportunities, successfully integrated several acquisitions to complement our domestic fleet, and we established platforms to expand our energy-from-waste business in Europe and China. In addition, we extended our track record of consistent operational performance, safely converting 15 million tons of waste into clean, renewable energy for our clients, while again generating strong financial results within or above our guidance ranges.”
2008 Guidance
The Company is establishing guidance for 2008 for the following key metrics:
-	Adjusted EBITDA of $550 million to $575 million;

-	Diluted earnings per share of $0.90 to $1.00; and

-	Operating Cash Flow in the range of $380 million to $420 million.
For simplicity, guidance for 2008 is now being provided entirely for Covanta Holding Corporation. See the “Discussion of Non-GAAP Financial Measures” which follows the exhibits.
Conference Call Information
Covanta will host a conference call at 8:30 am (Eastern) on Wednesday, February 27, 2008 to discuss its results for the three and twelve months ended December 31, 2007. Prepared remarks will be followed by a question-and-answer session. To participate, please dial 877-419-6590 approximately 10 minutes prior to the scheduled start of the call. If you are calling from outside of the United States, please dial 719-325-4864. The conference call will also be web cast live on the Investor Relations section of the Covanta website at www.covantaholding.com.
A replay of the conference call will be available from 11:30 am (Eastern) on Wednesday, February 27, 2008 through midnight (Eastern) on Wednesday, March 5, 2008. To access the replay, please dial 888-203-1112 or 719-457-0820 and use the replay pass code: 3944084. The web cast will also be archived on www.covantaholding.com.
About Covanta
Covanta Holding Corporation, a New York Stock Exchange listed company, is an internationally recognized owner and operator of energy-from-waste and renewable energy projects. Covanta’s energy-from-waste facilities convert municipal solid waste into renewable energy for numerous communities, predominantly in the United States. As a world premier operator of large-scale energy-from-waste facilities, Covanta is proud to offer an environmentally sound solution to communities’ solid waste disposal needs. With 37 energy-from-waste facilities worldwide, Covanta uses municipal solid waste as a fuel to generate clean, renewable energy. Covanta’s modern energy-from-waste facilities safely and securely convert 15 million tons of waste into more than 8 million megawatt hours of clean renewable electricity each year and create 10 billion pounds of steam that are sold to a variety of industries. For more information, visit www.covantaholding.com.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Certain statements in this press release may constitute “forward-looking” statements as defined in Section 27A of the Securities Act of 1933 (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), the Private Securities Litigation Reform Act of 1995 (the “PSLRA”) or in releases made by the Securities and Exchange Commission (“SEC”), all as may be amended from time to time. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Covanta and its subsidiaries, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements that are not historical fact are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as the words “plan,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “may,” “will,” “would,” “could,” “should,” “seeks,” or “scheduled to,” or other similar words, or the negative of these terms or other variations of these terms or comparable language, or by discussion of strategy or intentions. These cautionary statements are being made pursuant to the Securities Act, the Exchange Act and the PSLRA with the intention of obtaining the benefits of the “safe harbor” provisions of such laws. Covanta cautions investors that any forward-looking statements made by Covanta are not guarantees or indicative of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements with respect to Covanta, include, but are not limited to, those factors, risks and uncertainties that are described in Item 1A of its Annual Report on Form 10-K for the year ended December 31, 2007, and in securities filings by Covanta with the SEC.
Although Covanta believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, actual results could differ materially from a projection or assumption in any forward-looking statements. Covanta’s future financial condition and results of operations, as well as any forward-looking statements, are subject to change and inherent risks and uncertainties. The forward-looking statements contained in this press release are made only as of the date hereof and Covanta does not have or undertake any obligation to update or revise any forward-looking statements whether as a result of new information, subsequent events or otherwise, unless otherwise required by law.
Contacts:
Bradford Helgeson
Vice President & Treasurer
1-973-882-4193
Vera Carley
Media Relations Manager
1-973-882-2439
Attachments

Exhibit 1
Covanta Holding Corporation
Consolidated Statements of Operations

	Three Month Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006 (A)	2007	2006 (A)
	(Unaudited)		(Audited)
	(In thousands, except per share amounts)
Operating revenues
Waste and service revenues	$235,357	$209,660	$864,396	$817,633
Electricity and steam sales	134,712	104,224	498,877	433,834
Other operating revenues	25,319	4,045	69,814	17,069

Total operating revenues	395,388	317,929	1,433,087	1,268,536

Operating expenses
Plant operating expenses (B)	212,118	189,826	801,560	712,156
Depreciation and amortization expense	49,951	50,230	196,970	193,217
Net interest expense on project debt	13,587	14,197	54,579	60,210
General and administrative expenses	22,025	19,422	82,729	73,599
Write-down of assets, net of insurance recoveries (B)	(4,925)	—	—	—
Other operating expenses	23,141	1,343	60,639	2,594

Total operating expenses	315,897	275,018	1,196,477	1,041,776

Operating income	79,491	42,911	236,610	226,760

Other income (expense)
Investment income	1,612	3,969	10,578	11,770
Interest expense	(15,108)	(26,695)	(67,104)	(109,507)
Loss on extinguishment of debt (C)	—	—	(32,071)	(6,795)

Total other expenses	(13,496)	(22,726)	(88,597)	(104,532)

Income before income tax expense, minority interests and equity in net income from unconsolidated investments	65,995	20,185	148,013	122,228
Income tax expense	3,374	(8,670)	(31,040)	(38,465)
Minority interests	(3,112)	(1,749)	(8,656)	(6,610)
Equity in net income from unconsolidated investments	6,043	2,176	22,196	28,636

Net Income	$72,300	$11,942	$130,513	$105,789

Earnings Per Share:
Basic	$0.47	$0.08	$0.85	$0.73

Weighted Average Shares	153,096	146,465	152,653	145,663

Diluted	$0.47	$0.08	$0.85	$0.72

Weighted Average Shares	154,443	147,983	153,997	147,030

(A)	Certain prior period amounts have been reclassified to conform to current period presentation.

(B)	On March 31, 2007, the SEMASS energy-from-waste facility experienced a fire in the front-end receiving portion of the facility. Damage was extensive to this portion of the facility and operations at the facility were suspended completely for approximately 20 days. As a result of this loss, Covanta recorded an asset impairment of $17.3 million, pre-tax, during the year ended December 31, 2007, which represented the net book value of the assets destroyed.

The cost of repair or replacement, and business interruption losses, are insured under the terms of applicable insurance policies, subject to deductibles. Covanta cannot predict the timing of when it will receive the proceeds under such policies. During the year ended December 31, 2007, Covanta recorded insurance recoveries of $17.3 million related to repair and reconstruction, $2.7 million related to clean-up costs and $2.0 million related to business interruption losses. Insurance recoveries are recorded as a reduction to the loss related to the write-down of assets where such recoveries relate to repair and reconstruction costs, or as a reduction to operating expenses where such recoveries relate to other costs or business interruption losses. Covanta expects the cost of repair or replacement and business interruption losses it does not recover, representing deductibles under such policies, will not be material.

(C)	During the first quarter in 2007, Covanta completed public offerings of common stock and 1.00% Senior Convertible Debentures, and Covanta Energy closed on new credit facilities. In addition, Covanta Energy completed tender offers for outstanding notes previously issued by its intermediate subsidiaries. As a result of the recapitalization, Covanta recognized a loss on extinguishment of debt charge of approximately $32.1 million, pre-tax, which was comprised of the write-down of deferred financing costs, tender premiums paid for the intermediate subsidiary debt, and a call premium paid for a credit facility refinanced, which was in effect prior to Covanta Energy’s new credit facilities. These amounts were partially offset by the write-down of unamortized premiums relating to the intermediate subsidiary debt and a gain associated with the settlement of interest rate swap agreements.

As a result of amendments to Covanta Energy’s financing arrangements in May 2006, Covanta recognized a loss on extinguishment of debt of $6.8 million, pre-tax, which was comprised of the write-down of deferred financing costs and a call premium paid on the extinguishment.

Exhibit 2
Covanta Holding Corporation
Reconciliation of Net Income to Adjusted EBITDA

	Twelve Months Ended
	December 31,		Full Year
	2007	2006	Estimated 2008
	(Unaudited, in thousands)
Net Income — Covanta Holding Corporation	$130,513	$105,789	$140,000-$155,000

Depreciation and amortization expense	196,970	193,217	206,000

Debt service:
Net interest expense on project debt	54,579	60,210
Interest expense	67,104	109,507
Investment income	(10,578)	(11,770)

Subtotal debt service	111,105	157,947	95,000-92,000

Income tax expense	31,040	38,465	78,000-85,000

Other adjustments: (A)
Change in unbilled service receivables	19,403	17,294
Non-cash compensation expense	13,448	6,887
Other	5,975	9,180

Subtotal other adjustments	38,826	33,361	24,000-30,000

Write-down of assets, net of insurance recoveries (B)	—	—

Loss on extinguishment of debt (C)	32,071	6,795

Minority interests	8,656	6,610	7,000

Total adjustments	418,668	436,395

Adjusted EBITDA — Covanta Holding Corporation (D)	$549,181	$542,184	$550,000-$575,000

(A)	These items represent amounts that are non-cash in nature.

(B)	On March 31, 2007, the SEMASS energy-from-waste facility experienced a fire in the front-end receiving portion of the facility. Damage was extensive to this portion of the facility and operations at the facility were suspended completely for approximately 20 days. As a result of this loss, Covanta recorded an asset impairment of $17.3 million, pre-tax, during the year ended December 31, 2007, which represented the net book value of the assets destroyed.

The cost of repair or replacement, and business interruption losses, are insured under the terms of applicable insurance policies, subject to deductibles. Covanta cannot predict the timing of when it will receive the proceeds under such policies. During the year ended December 31, 2007, Covanta recorded insurance recoveries of $17.3 million related to repair and reconstruction, $2.7 million related to clean-up costs and $2.0 million related to business interruption losses. Insurance recoveries are recorded as a reduction to the loss related to the write-down of assets where such recoveries relate to repair and reconstruction costs, or as a reduction to operating expenses where such recoveries relate to other costs or business interruption losses. Covanta expects the cost of repair or replacement and business interruption losses it does not recover, representing deductibles under such policies, will not be material.

(C)	During the first quarter in 2007, Covanta completed public offerings of common stock and 1.00% Senior Convertible Debentures, and Covanta Energy closed on new credit facilities. In addition, Covanta Energy completed tender offers for outstanding notes previously issued by its intermediate subsidiaries. As a result of the recapitalization, Covanta recognized a loss on extinguishment of debt charge of approximately $32.1 million, pre-tax, which was comprised of the write-down of deferred financing costs, tender premiums paid for the intermediate subsidiary debt, and a call premium paid for a credit facility refinanced, which was in effect prior to Covanta Energy’s new credit facilities. These amounts were partially offset by the write-down of unamortized premiums relating to the intermediate subsidiary debt and a gain associated with the settlement of interest rate swap agreements.

As a result of amendments to Covanta Energy’s financing arrangements in May 2006, Covanta recognized a loss on extinguishment of debt of $6.8 million, pre-tax, which was comprised of the write-down of deferred financing costs and a call premium paid on the extinguishment.

(D)	The components of Adjusted EBITDA are as follows:

	Twelve Months Ended
	December 31,
	2007	2006
	(Unaudited, in thousands)
Philippine Tax Ruling — Cumulative Adjustment (1)	$—	$7,037

Impact of SEMASS fire (2)	(3,335)	—

All other	552,516	535,147

Adjusted EBITDA — Covanta Holding Corporation	$549,181	$542,184

(1)	Covanta is a minority shareholder in the “Quezon Project Company” that owns the Quezon Power, Inc. (“Quezon”) facility in the Philippines. In June 2006, the Philippine tax authorities issued a ruling clarifying the deductibility of unrealized foreign exchange losses to the Quezon Project Company. As a result, the Quezon Project Company recorded a cumulative deferred income tax benefit which increased Covanta’s equity in net income from unconsolidated investments by $7 million or 5 cents per diluted share. The impact of this ruling, on periods subsequent to the quarter ended June 30, 2006, is based on the fluctuations in the value of the Philippine peso versus the US dollar in those respective periods.

(2)	This amount represents plant operating expenses, net of business interruption insurance recoveries related to the SEMASS fire, but excludes lost revenue during the restoration of the SEMASS energy-from-waste facility.

Exhibit 3
Covanta Energy Corporation
Reconciliation of Net Income to Adjusted EBITDA

	Three Month Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
	(Unaudited, in thousands)
Net Income — Covanta Holding Corporation	$72,300	$11,942	$130,513	$105,789

Less: Net Income — All Other	21,868	6,468	18,122	7,944

Net Income — Covanta Energy Corporation	50,432	5,474	112,391	97,845

Depreciation and amortization expense	49,932	50,188	196,873	193,114

Debt service:
Net interest expense on project debt	13,587	14,197	54,579	60,210
Interest expense	13,631	26,695	61,652	109,507
Investment income	(1,126)	(3,154)	(5,758)	(9,059)

Subtotal debt service	26,092	37,738	110,473	160,658

Income tax expense	21,380	13,800	52,615	42,356

Other adjustments: (A)
Change in unbilled service receivables	4,125	4,672	19,403	17,294
Non-cash compensation expense	3,252	2,021	13,018	6,887
Other	1,219	1,254	5,975	9,180

Subtotal other adjustments	8,596	7,947	38,396	33,361

Write-down of assets, net of insurance recoveries (B)	(4,925)	—	—	—

Loss on extinguishment of debt (C)	—	—	32,071	6,795

Minority interests	3,339	2,016	9,499	7,514

Total adjustments	104,414	111,689	439,927	443,798

Adjusted EBITDA — Covanta Energy Corporation (D)	$154,846	$117,163	$552,318	$541,643

(A)	These items represent amounts that are non-cash in nature.

(B)	On March 31, 2007, the SEMASS energy-from-waste facility experienced a fire in the front-end receiving portion of the facility. Damage was extensive to this portion of the facility and operations at the facility were suspended completely for approximately 20 days. As a result of this loss, Covanta recorded an asset impairment of $17.3 million, pre-tax, during the year ended December 31, 2007, which represented the net book value of the assets destroyed.

The cost of repair or replacement, and business interruption losses, are insured under the terms of applicable insurance policies, subject to deductibles. Covanta cannot predict the timing of when it will receive the proceeds under such policies. During the year ended December 31, 2007, Covanta recorded insurance recoveries of $17.3 million related to repair and reconstruction, $2.7 million related to clean-up costs and $2.0 million related to business interruption losses. Insurance recoveries are recorded as a reduction to the loss related to the write-down of assets where such recoveries relate to repair and reconstruction costs, or as a reduction to operating expenses where such recoveries relate to other costs or business interruption losses. Covanta expects the cost of repair or replacement and business interruption losses it does not recover, representing deductibles under such policies, will not be material.

(C)	During the first quarter in 2007, Covanta completed public offerings of common stock and 1.00% Senior Convertible Debentures, and Covanta Energy closed on new credit facilities. In addition, Covanta Energy completed tender offers for outstanding notes previously issued by its intermediate subsidiaries. As a result of the recapitalization, Covanta recognized a loss on extinguishment of debt charge of approximately $32.1 million, pre-tax, which was comprised of the write-down of deferred financing costs, tender premiums paid for the intermediate subsidiary debt, and a call premium paid for a credit facility refinanced, which was in effect prior to Covanta Energy’s new credit facilities. These amounts were partially offset by the write-down of unamortized premiums relating to the intermediate subsidiary debt and a gain associated with the settlement of interest rate swap agreements.

As a result of amendments to Covanta Energy’s financing arrangements in May 2006, Covanta recognized a loss on extinguishment of debt of $6.8 million, pre-tax, which was comprised of the write-down of deferred financing costs and a call premium paid on the extinguishment.

(D)	The components of Adjusted EBITDA are as follows:

	Twelve Months Ended
	December 31,
	2007	2006
	(Unaudited, in thousands)
Philippine Tax Ruling — Cumulative Adjustment (1)	$—	$7,037

Impact of SEMASS fire (2)	(3,335)	—

All other	555,653	534,606

Adjusted EBITDA — Covanta Energy Corporation	$552,318	$541,643

(1)	Covanta is a minority shareholder in the “Quezon Project Company” that owns the Quezon Power, Inc. (“Quezon”) facility in the Philippines. In June 2006, the Philippine tax authorities issued a ruling clarifying the deductibility of unrealized foreign exchange losses to the Quezon Project Company. As a result, the Quezon Project Company recorded a cumulative deferred income tax benefit which increased Covanta’s equity in net income from unconsolidated investments by $7 million or 5 cents per diluted share. The impact of this ruling, on periods subsequent to the quarter ended June 30, 2006, is based on the fluctuations in the value of the Philippine peso versus the US dollar in those respective periods.

(2)	This amount represents plant operating expenses, net of business interruption insurance recoveries related to the SEMASS fire, but excludes lost revenue during the restoration of the SEMASS energy-from-waste facility.

Exhibit 4
Covanta Holding Corporation
Reconciliation of Cash Flow Provided by Operating Activities to Adjusted EBITDA

	Twelve Months Ended
	December 31,		Full Year
	2007	2006	Estimated 2008
	(Unaudited, in thousands)
Cash flow provided by operating activities - Covanta Holding Corporation	$358,098	$311,199	$380,000-$420,000

Debt Service	111,105	157,947	95,000-92,000

Amortization of debt premium and deferred financing costs	11,016	18,648	7,000

Other	68,962	54,390	68,000-56,000

Adjusted EBITDA — Covanta Holding Corporation	$549,181	$542,184	$550,000-$575,000

Covanta Energy Corporation
Reconciliation of Cash Flow Provided by Operating Activities to Adjusted EBITDA

	Three Month Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
		(Unaudited, in thousands)
Cash flow provided by operating activities - Covanta Energy Corporation	$98,172	$79,696	$359,211	$316,366

Debt Service	26,092	37,738	110,473	160,658

Amortization of debt premium and deferred financing costs	3,566	4,586	12,993	18,648

Other	27,016	(4,857)	69,641	45,971

Adjusted EBITDA — Covanta Energy Corporation	$154,846	$117,163	$552,318	$541,643

Exhibit 5
Covanta Holding Corporation
Statements of Cash Flows Selected Data

	Three Month Ended		Twelve Months Ended
	December 31,		December 31,		Full Year
	2007	2006	2007	2006	Estimated 2008
	(Unaudited, in thousands)
Cash Flow Provided by Operating Activities	$98,201	$76,220	$358,098	$311,199	$380,000-$420,000

Uses of Cash Flow Provided by Operating Activities
Purchase of property, plant and equipment (A)
Capital expenditures associated with SEMASS fire (B)	$(2,823)	$—	$(18,144)	$—
Capital expenditures associated with certain acquisitions (C)	(8,756)	—	(12,121)	—
All other capital expenditures (D)	(13,938)	(18,574)	(55,483)	(54,267)	($60,000)

Total purchases of property, plant and equipment	$(25,517)	$(18,574)	$(85,748)	$(54,267)

Acquisition of businesses	$(47,210)	$—	$(110,465)	$—
Purchase of equity interest	$(946)	$—	$(11,199)	$—
Acquisition of non-controlling interest in subsidiary	$—	$(27,500)	$—	$(27,500)
Principal payments on project debt	$(90,774)	$(64,483)	$(164,167)	$(151,095)	($167,000)

(A)	Purchase of property, plant and equipment is also referred to as Capital Expenditures.

(B)	During the twelve months ended December 31, 2007, Capital Expenditures were incurred that related to the repair and replacement of assets at the SEMASS energy-from-waste facility that were damaged by a fire on March 31, 2007. The cost of repair or replacement is insured under the terms of the applicable insurance policy, subject to deductibles. Covanta cannot predict the timing of when all proceeds under such policy will be received. During 2007, Covanta received $9.4 million in insurance proceeds related to property damage and is included as Property Insurance Proceeds in the investing activities section of Covanta’s statement of cash flows for the twelve months ended December 31, 2007. Covanta expects the cost of repair or replacement not recovered, representing deductibles under such policy, will not be material.

(C)	During the twelve months ended December 31, 2007, Capital Expenditures were incurred at three facilities that Covanta acquired in 2007 primarily to improve the productivity or environmental performance of those facilities. The majority of these expenditures were incurred at the two California biomass facilities acquired in July 2007. In total, Covanta plans to invest between $15 and $20 million in capital improvements at the biomass facilities, of which between $7 to $12 million remains to be incurred in 2008. Although, in accordance with GAAP, this spending will be recorded as a component of purchase of property, plant and equipment on Covanta’s statement of cash flows, management considers this spending as a component of the cost to acquire these businesses since these major capital improvements are required to achieve desired facility performance.

(D)	Capital expenditures primarily to maintain existing facilities.

Exhibit 6
Covanta Holding Corporation
Components of Diluted Earnings Per Share

	Three Month Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
	(Unaudited)
Write-down of assets, net of insurance recoveries and tax (A)	$0.02	$—	$—	$—

Impact of SEMASS fire, net of insurance recoveries and tax (A)	—	—	(0.01)	—

Loss on extinguishment of debt, net of tax (B)	—	—	(0.12)	(0.03)

Philippine Tax Ruling — Cumulative Adjustment (C)	—	—	—	0.05

APB 23 - Cumulative Adjustment (D)	—	—	—	0.07

All other	0.45	0.08	0.98	0.63

Diluted Earnings Per Share	$0.47	$0.08	$0.85	$0.72

(A)	This amount represents plant operating expenses, net of business interruption insurance recoveries related to the SEMASS fire, but excludes lost revenue during the restoration of the SEMASS energy-from-waste facility.

(B)	During the first quarter in 2007, Covanta completed public offerings of common stock and 1.00% Senior Convertible Debentures, and Covanta Energy closed on new credit facilities. In addition, Covanta Energy completed tender offers for outstanding notes previously issued by its intermediate subsidiaries. As a result of the recapitalization, Covanta recognized a loss on extinguishment of debt charge of approximately $32.1 million, pre-tax, which was comprised of the write-down of deferred financing costs, tender premiums paid for the intermediate subsidiary debt, and a call premium paid for a credit facility refinanced, which was in effect prior to Covanta Energy’s new credit facilities. These amounts were partially offset by the write-down of unamortized premiums relating to the intermediate subsidiary debt and a gain associated with the settlement of interest rate swap agreements.

As a result of amendments to Covanta Energy’s financing arrangements in May 2006, Covanta recognized a loss on extinguishment of debt of $6.8 million, pre-tax, which was comprised of the write-down of deferred financing costs and a call premium paid on the extinguishment.

(C)	Covanta is a minority shareholder in the “Quezon Project Company” that owns the Quezon Power, Inc. (“Quezon”) facility in the Philippines. In June 2006, the Philippine tax authorities issued a ruling clarifying the deductibility of unrealized foreign exchange losses to the Quezon Project Company. As a result, the Quezon Project Company recorded a cumulative deferred income tax benefit which increased Covanta’s equity in net income from unconsolidated investments by $7 million or 5 cents per diluted share. The impact of this ruling, on periods subsequent to the quarter ended June 30, 2006, is based on the fluctuations in the value of the Philippine peso versus the US dollar in those respective periods.

(D)	During the quarter ended June 30, 2006, consistent with its strategy to pursue international investment opportunities, Covanta adopted the permanent reinvestment exception under APB 23 with respect to the earnings of its foreign subsidiaries. Pursuant to this election, Covanta now considers foreign earnings to be permanently reinvested and, as a result, Covanta recorded a catch-up, cumulative adjustment in the second quarter of 2006 of $10 million or 7 cents per diluted share to reflect the reversal of the deferred taxes that were accrued over the last two years prior to the election under APB 23.

Discussion of Non-GAAP Financial Measures
To supplement our results prepared in accordance with United States generally accepted accounting principles (“GAAP”), we use the measure of Adjusted EBITDA, which is a non-GAAP measure as defined by the Securities and Exchange Commission. The non-GAAP financial measure of Adjusted EBITDA described below, and used in the tables above, is not intended as a substitute and should not be considered in isolation from measures of financial performance or liquidity prepared in accordance with GAAP. In addition, our non-GAAP financial measure may be different from non-GAAP measures used by other companies, limiting their usefulness for comparison purposes.
We use a number of different financial measures, both GAAP and non-GAAP, in assessing the overall performance of our business. We use Adjusted EBITDA to provide further information that is useful to an understanding of the financial covenants contained in the credit facilities of our most significant subsidiary, Covanta Energy Corporation, and as additional ways of viewing aspects of its operations that, when viewed with the GAAP results and the accompanying reconciliations to corresponding GAAP financial measures, provide a more complete understanding of our business. The presentation of Adjusted EBITDA is intended to enhance the usefulness of our financial information by providing a measure which management internally uses to assess and evaluate the overall performance of its business and those of possible acquisition candidates, and highlight trends in the overall business. We also use this non-GAAP financial measure as a significant criterion of performance-based components of employee compensation.
Adjusted EBITDA should not be considered as an alternative to net income or an alternative to cash flow provided by operating activities as indicators of our performance or liquidity or any other measures of performance or liquidity derived in accordance with GAAP.
Adjusted EBITDA
The calculation of Adjusted EBITDA is based on the definition in Covanta Energy’s credit facilities, which we have guaranteed. Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization, as adjusted for additional items subtracted from or added to net income. Because our business is substantially comprised of that of Covanta Energy, our financial performance is substantially similar to that of Covanta Energy. For this reason, and in order to avoid use of multiple financial measures which are not all from the same entity, the calculation of Adjusted EBITDA and other financial measures presented herein are ours, measured on a consolidated basis.
Under these credit facilities, Covanta Energy is required to satisfy certain financial covenants, including certain ratios of which Adjusted EBITDA is an important component. Compliance with such financial covenants is expected to be the principal limiting factor which will affect our ability to engage in a broad range of activities in furtherance of our business, including making certain investments, acquiring businesses and incurring additional debt. Covanta Energy was in compliance with these covenants as of December 31, 2007. Failure to comply with such financial covenants could result in a default under these credit facilities, which default would have a material adverse affect on our financial condition and liquidity.
These financial covenants are measured on a trailing four quarter period basis and the material covenants are as follows:
•	maximum Covanta Energy leverage ratio of 4.25 to 1.00 (which declines for quarterly periods after September 30, 2008), which measures Covanta Energy’s Consolidated Adjusted Debt, (which is the principal amount of its consolidated debt less certain restricted funds dedicated to repayment of project debt principal and construction costs) to its Adjusted EBITDA; and

•	minimum Covanta Energy interest coverage ratio of 3.00 to 1.00, which measures Covanta Energy’s Adjusted EBITDA to its consolidated interest expense plus certain interest expense of ours, to the extent paid by Covanta Energy.
In order to provide a meaningful basis for comparison, we are providing information with respect to our Adjusted EBITDA for the twelve months ended December 31, 2007 and 2006, reconciled for each such period to net income and cash flow provided by operating activities, which are believed to be the most directly comparable measures under GAAP.